Exhibit 99.1

  MediCor Ltd. Reports Third Quarter Results and Year-to-Date Sales
                             Growth of 20%

    LAS VEGAS--(BUSINESS WIRE)--May 16, 2005--MediCor Ltd. (OTCBB:MDCR) announced today its financial results for the quarter ending March 31, 2005.
    Sales for the third quarter of fiscal year 2005 were $7.1 million, an increase of $6.6 million over the prior year quarter. On a pro forma basis, sales for the quarter ending March 31, 2005, increased about $0.6 million or approximately 8% over the comparable prior year quarter. Pro forma results are shown because MediCor's results include the substantial benefit from the acquisition of Eurosilicone S.A.S. on July 5, 2004, which was not part of MediCor's results in the prior year quarter. Additionally, sales for the latest three quarters equaled $19.4 million, an increase of $3.2 million or approximately 20%, as compared to the prior year, pro forma period.
    Additionally, the company recently filed a current report on Form 8-K announcing that its wholly owned subsidiary, MediCor Aesthetics, will be the exclusive distributor in the United States for Biosil inflatable saline breast implants. Simultaneously, the company acquired the assets of Hutchison International Inc., the former Biosil distributor in the United States. The asset purchase was effected primarily to facilitate the transition from Hutchison to MediCor as the new U.S. distributor.
    MediCor Ltd. Chief Operating Officer, Jim J. McGhan, commented, "The transaction represents another key component of MediCor's strategy to enter the United States' breast implant market." He added, "By entering into the long-term agreement with Biosil, MediCor is able to work cooperatively toward the completion of the premarket approval application, while developing the working relationships essential for the successful commercialization of the product. While commercialization of the Biosil breast implant remains dependent upon United States Food and Drug Administration approval of the premarket approval application, and there can be no assurance such approval will be forthcoming, we now have the opportunity to draw upon highly skilled and experienced professionals from both companies to achieve the objective."

    About MediCor

    MediCor Ltd. is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast and other implants and scar management products. Its Eurosilicone subsidiary's breast implant products are sold in approximately 85 countries, but are not currently sold in the United States or Canada. Eurosilicone develops, manufactures and markets a full range of breast implants for the aesthetic, plastic and reconstructive surgery markets, including both silicone gel and inflatable saline-filled breast implants. Eurosilicone also markets a line of external breast prostheses under the Maxima brand, as well as a wide range of other silicone implants, including tissue expanders, testicular, gluteal and calf implants, and a full line of facial implants. The company's products are sold worldwide to hospitals, surgery centers and physicians through a combination of independent distributors and direct sales personnel.
    MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this objective, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings, and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

    Forward-Looking Statements

    Statements in this press release may involve forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding MediCor's future strategies and growth plans and about market growth. Such statements are based upon the current beliefs and expectations of MediCor's management and are subject to significant risks and uncertainties, including but not limited to external factors such as: clinical trials, government regulation, agreements with third-party manufacturers, product liability or other legal factors, capital markets and the ability to obtain additional financing, economic factors and changes in customer spending, and other factors over many of which management has no control. These forward-looking statements should be evaluated together with additional information about MediCor's business, markets, conditions and other risks and uncertainties, which could affect MediCor's future performance, which are contained in MediCor's Annual Report on Form 10-KSB for the year ended June 30, 2004, and its quarterly report on Form 10-QSB for the quarter ended March 31, 2005, and its other filings with the Securities and Exchange Commission available at the Securities and Exchange Commission's Internet site (http://www.sec.gov), which are incorporated into this press release by reference. Actual results may vary materially because of risks and uncertainties. This press release speaks only as of its date, and MediCor disclaims any duty to update the information herein.

    CONTACT: MediCor Ltd., Las Vegas
             Marc S. Sperberg, 702-932-4560, ext. 308